Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN,
PRESIDENT
(515) 232-6251

November 14, 2012

AMES NATIONAL CORPORATION
APPROVES A STOCK REPURCHASE PROGRAM AND DECLARED CASH DIVIDEND

AMES, IOWA - Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at its regular meeting of the Board of Directors held November 14, 2012.  The Company has a strong capital position and this will provide an opportunity to repurchase Company stock on the open market when it is deemed to be favorably priced for repurchase.  The program authorizes the repurchase of up to 100,000 shares during the next twelve months, ending November 14, 2013, or approximately 1.1% of 9,310,913 shares of common stock outstanding as of November 13, 2012.  The Company purchased 122,002 shares in 2011 under the previously approved stock repurchase plans.  The last repurchase plans expired on November 9, 2012.  The Company has not purchased any shares in 2012.  The repurchases will be made in open market transactions at the discretion of management using Company cash.  The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions.  The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market.  The program may be limited or discontinued at any time without notice.

Ames National Corporation will pay a cash dividend of $0.15 per share, payable on February 15, 2013 to shareholders of record as of February 1, 2013.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO.  The Company’s affiliate banks include:  First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa.  Additional information about the Company can be found at www.amesnational.com.